Intrepid Potash Announces First Quarter 2018 Results

DENVER, April 24, 2018 - Intrepid Potash, Inc. (Intrepid) (NYSE:IPI) today reported its results for the first quarter of 2018.

Key Q1 Takeaways

•	Net income of $1.8 million, or $0.01 per share, an improvement of $15.5 million, or $0.18 per share, from the first quarter of 2017.

•	Cash flow from operations of $13.9 million.

•	Adjusted EBITDA(1) of $11.6 million.

•	Potash segment gross margin of $5.0 million, a $2.7 million increase compared to the prior-year period.

•	Trio® segment gross deficit of $2.1 million, a $3.1 million improvement compared to the first quarter of 2017.

•	Total sales of $53.2 million.

•
Total water activity(1) of $9.2 million in the first quarter consisted of sales of $4.8 million, by-product credits of $0.7 million, and $3.7 million received from a separate prearranged water commitment.

"Solid operational execution, combined with the strategic moves we have made to strengthen our business, provided a solid start to 2018." said Bob Jornayvaz, Intrepid's Executive Chairman, President and CEO. "Our focus on by-products led to lower potash costs and an improvement in margin compared to the prior year. We have also seen healthy demand in the domestic Trio® market and expect that to continue in the second quarter. These factors, combined with a record quarter for our water business, yielded meaningful cash flow, improved our liquidity position, and marked what we believe is a transition for the business toward increased profitability and a more growth-focused strategy. Internationally, having worked to establish a footprint in several new markets with our specialty Trio® product, we are refining our strategy to concentrate our sales into markets with more favorable shipping and margin opportunities."

Jornayvaz continued, "Entering the second quarter, we expect our dedicated water team to drive continued growth in water sales. Our new oilfield services group and trucking initiatives are ramping up, and combined with the domestic price increases announced late last year, should provide a boost to the bottom line. We remain on track to achieve the $20-30 million in water sales for 2018."

Consolidated Results

Intrepid generated net income of $1.8 million, or $0.01 per share and consolidated gross margin of $7.2 million in the first quarter of 2018. Increases in net income and gross margin when compared to the first quarter of 2017 were primarily the result of lower potash cost of goods sold, increased water sales, and reduced lower-of-cost-or-market adjustments in the Trio® segment. Net income also benefited from lower interest expense as a result of a reduced outstanding debt balance and lower effective interest rate on Intrepid's senior notes.

Segment Highlights

Potash

	Three Months Ended March 31,
	2018	2017
	(in thousands, except per ton data)
Potash sales	$27,064	$27,220
Potash gross margin	$4,976	$2,328

Potash production volume (in tons)	125	118
Potash sales volume (in tons)	97	101

Average potash net realized sales price per ton(1)	$243	$240

During the first quarter of 2018, the potash segment generated gross margin of $5.0 million, an increase of $2.7 million compared with the same period in 2017. The increase in gross margin was driven primarily by increased by-product production and sales and improved evaporation, which led to a lower total cost of goods sold.

Potash sales were similar to the prior year as robust sales into agricultural markets were offset by fewer tons sold into the industrial market. Potash production increased 6% compared to the prior year due to increased runtime.

Trio®

	Three Months Ended March 31,
	2018	2017
	(in thousands, except per ton data)
Trio® sales	$21,237	$21,112
Trio® gross deficit	$(2,078)	$(5,184)

Trio® production volume (in tons)	47	71
Trio® sales volume (in tons)	77	76

Average Trio® net realized sales price per ton(1)	$194	$202

The Trio® segment generated a gross deficit of $2.1 million in the first quarter of 2018, an improvement of $3.1 million compared to the first quarter of 2017. Lower gross deficit was driven by a reduction in lower-of-cost-or-market adjustments on international shipments.

Sales volumes were similar to the prior year with strong domestic demand offsetting a decrease in international sales as Intrepid continues to refine its international strategy. Average net realized sales price1 decreased compared to the prior period due to price decreases announced during the second half of 2017. The price increase announced in December 2017 became effective on spot tons sold during the first quarter and tons shipped in March. Intrepid expects the full effect of the price increase to be realized on domestic sales in the second quarter.

Production decreased 34% in the first quarter of 2018, compared to the prior year, as Intrepid began operating at a reduced rate in June 2017 to manage inventory levels and match production to expected demand.

Liquidity

Cash provided by operations was $13.9 million during the first quarter and cash spent on capital investments was $6.5 million. As of March 31, 2018, Intrepid had $6.1 million in cash and cash equivalents and $31.4 million available under its credit facility. The amount outstanding under Intrepid’s senior notes was $60 million, with a required principal prepayment of $10 million due December 31, 2018. In addition, Intrepid had $1.5 million outstanding under its credit facility.

Notes

1 Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA), total water activity, and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for April 24, 2018, at 10:00 a.m. ET. The dial-in number is 1-800-319-4610 for U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, intrepidpotash.com.

An audio recording of the conference call will be available through May 24, 2018, at intrepidpotash.com and by dialing 1-800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 2192.

About Intrepid

Intrepid Potash (NYSE:IPI) is the only U.S. producer of muriate of potash. Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. Intrepid also produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also sells water and by-products such as salt, magnesium chloride, and brine.

Intrepid serves diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash. Intrepid's production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll on the Intrepid website, intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, production costs, and operating plans, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•	changes in the price, demand, or supply of Intrepid's products;

•	Intrepid's ability to successfully identify and implement any opportunities to expand sales of water, by-products, and other non-potassium related products or other revenue diversification activities;

•	challenges to Intrepid's water rights;

•	Intrepid's ability to comply with the terms of its senior notes and its revolving credit facility, including the underlying covenants, to avoid a default under those agreements;

•	Intrepid's ability to expand Trio® sales internationally and manage risks associated with international sales, including pricing pressure and freight costs;

•	Intrepid's ability to successfully identify and consummate profitable growth opportunities;

•	the costs of, and Intrepid's ability to successfully execute, any strategic projects;

•	declines or changes in agricultural production or fertilizer application rates;

•	declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;

•	further write-downs of the carrying value of assets, including inventories;

•
circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•	changes in reserve estimates;

•	currency fluctuations;

•	adverse changes in economic conditions or credit markets;

•	the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;

•	adverse weather events, including events affecting precipitation and evaporation rates at Intrepid's solar solution mines;

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•	changes in the prices of raw materials, including chemicals, natural gas, and power;

•	Intrepid's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•	Intrepid's inability to fund necessary capital investments; and

•
the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2017.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Matt Preston, Investor Relations
Phone: 303-996-3048
Email: matt.preston@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2018	2017
Sales	$53,195	$48,655
Less:
Freight costs	9,734	8,721
Warehousing and handling costs	2,276	2,770
Cost of goods sold	33,280	35,873
Lower-of-cost-or-market inventory adjustments	705	3,824
Gross Margin (Deficit)	7,200	(2,533)

Selling and administrative	3,970	4,404
Accretion of asset retirement obligation	417	389
Care and maintenance expense	128	692
Other operating expense	168	1,650
Operating Income (Loss)	2,517	(9,668)

Other Income (Expense)
Interest expense, net	(878)	(4,421)
Interest income	98	3
Other income	20	413
Income (Loss) Before Income Taxes	1,757	(13,673)

Income Tax Expense	—	(5)
Net Income (Loss)	$1,757	$(13,678)

Weighted Average Shares Outstanding:
Basic	127,661,458	81,992,071
Diluted	130,764,998	81,992,071
Earnings (Loss) Per Share:
Basic	$0.01	$(0.17)
Diluted	$0.01	$(0.17)

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2018 AND DECEMBER 31, 2017
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$6,085	$1,068
Accounts receivable:
Trade, net	29,605	17,777
Other receivables, net	969	762
Refundable income taxes	—	2,663
Inventory, net	75,916	83,126
Prepaid expenses and other current assets	5,175	6,088
Total current assets	117,750	111,484

Property, plant, equipment, and mineral properties, net	359,362	364,542
Long-term parts inventory, net	31,106	30,611
Other assets, net	3,804	3,955
Total Assets	$512,022	$510,592

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$8,262	$11,103
Related parties	31	28
Income taxes payable	180	—
Accrued liabilities	8,618	8,074
Accrued employee compensation and benefits	3,579	4,317
Advances on credit facility	1,500	3,900
Current portion of long-term debt	10,000	10,000
Other current liabilities	3,746	65
Total current liabilities	35,916	37,487

Long-term debt, net	49,470	49,437
Asset retirement obligation	21,893	21,476
Other non-current liabilities	—	102
Total Liabilities	107,279	108,502

Commitments and Contingencies
Common stock, $0.001 par value; 400,000,000 shares authorized;
127,688,437 and 127,646,530 shares outstanding
at March 31, 2018, and December 31, 2017, respectively	128	128
Additional paid-in capital	646,709	645,813
Retained deficit	(242,094)	(243,851)
Total Stockholders' Equity	404,743	402,090
Total Liabilities and Stockholders' Equity	$512,022	$510,592

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017
(In thousands)

	Three Months Ended March 31,
	2018	2017
Cash Flows from Operating Activities:
Net income (loss)	$1,757	$(13,678)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion, and accretion	8,932	9,323
Amortization of deferred financing costs	183	821
Stock-based compensation	947	989
Lower-of-cost-or-market inventory adjustments	705	3,824
(Gain) loss on disposal of assets	(34)	1,559
Changes in operating assets and liabilities:
Trade accounts receivable, net	(11,828)	(8,776)
Other receivables, net	(207)	(399)
Refundable income taxes	2,844	(4)
Inventory, net	6,009	1,643
Prepaid expenses and other current assets	914	3,872
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	1	(64)
Other liabilities	3,681	(819)
Net cash provided by (used in) operating activities	13,904	(1,709)

Cash Flows from Investing Activities:
Additions to property, plant, equipment, and mineral properties	(6,470)	(2,423)
Proceeds from sale of property, plant, equipment, and mineral properties	34	5,553
Net cash (used in) provided by investing activities	(6,436)	3,130

Cash Flows from Financing Activities:
Issuance of common stock, net of transaction costs	—	57,468
Repayments of long-term debt	—	(46,000)
Proceeds from short-term borrowings on credit facility	13,500	—
Repayments of short-term borrowings on credit facility	(15,900)	—
Employee tax withholding paid for restricted stock upon vesting	(62)	(109)
Proceeds from exercise of stock options	11	—
Net cash (used in) provided by financing activities	(2,451)	11,359

Net Change in Cash, Cash Equivalents and Restricted Cash	5,017	12,780
Cash, Cash Equivalents and Restricted Cash, beginning of period	1,549	8,470
Cash, Cash Equivalents and Restricted Cash, end of period	$6,566	$21,250

Supplemental disclosure of cash flow information
Net cash paid (refunded) during the period for:
Interest	$95	$2,467
Income taxes	$(2,843)	$10
Accrued purchases for property, plant, equipment, and mineral properties	$933	$214

INTREPID POTASH, INC.
SELECTED OPERATING AND SEGMENT DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

	Three Months Ended March 31,
	2018	2017
Production volume (in thousands of tons):
Potash	125	118
Langbeinite	47	71
Sales volume (in thousands of tons):
Potash	97	101
Trio®	77	76

Average net realized sales price per ton (1)
Potash	$243	$240
Trio®	$194	$202

Three Months Ended March 31, 2018 (in thousands):	Potash	Trio®	Other	Consolidated
Sales	$27,064	$21,237	$4,894	$53,195
Less: Freight costs	3,458	6,276	—	9,734
Warehousing and handling costs	1,154	1,118	4	2,276
Cost of goods sold	17,476	15,216	588	33,280
Lower-of-cost-or-market inventory adjustments	—	705	—	705
Gross Margin (Deficit)	$4,976	$(2,078)	$4,302	$7,200
Depreciation, depletion and accretion incurred(2)	$7,138	$1,690	$104	$8,932

Three Months Ended March 31, 2017 (in thousands):	Potash	Trio®	Other	Consolidated
Sales	$27,220	$21,112	$323	$48,655
Less: Freight costs	2,959	5,762	—	8,721
Warehousing and handling costs	1,512	1,258	—	2,770
Cost of goods sold	20,421	15,452	—	35,873
Lower-of-cost-or-market inventory adjustments	—	3,824	—	3,824
Gross Margin (Deficit)	$2,328	$(5,184)	$323	$(2,533)
Depreciation, depletion and accretion incurred(2)	$7,563	$1,699	$61	$9,323

(1) Average net realized sales price is a non-GAAP financial measure. See the non-GAAP reconciliations set forth later in this press release for additional information.

(2) Depreciation, depletion and accretion incurred for potash and Trio® excludes depreciation, depletion and accretion amounts absorbed in or (relieved from) inventory.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA, average net realized sales price per ton, and total water activity. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Diluted Share

Adjusted net income (loss) and adjusted net income (loss) per diluted share are calculated as net income (loss) or income (loss) per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss):

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Net Income (Loss)	$1,757	$(13,678)
Adjustments
Write-off of deferred financing fees(1)	—	518
Make-whole payment(2)	—	794
Calculated income tax effect(3)	—	—
Total adjustments	—	1,312
Adjusted Net Income (Loss)	$1,757	$(12,366)

Reconciliation of Net Income (Loss) per Share to Adjusted Net Income (Loss) per Share:

	Three Months Ended March 31,
	2018	2017
Net Income (Loss) Per Diluted Share	$0.01	$(0.17)
Adjustments
Write-off of deferred financing fees(1)	—	0.01
Make-whole payment(2)	—	0.01
Calculated income tax effect(3)	—	—
Total adjustments	—	0.02
Adjusted Net Income (Loss) Per Diluted Share	$0.01	$(0.15)

(1) During the first quarter of 2017, Intrepid made an early repayment of $46.0 million of principal on its senior notes. As a result, Intrepid wrote off a portion of the financing fees that had previously been capitalized related to the senior notes. The write-off of deferred financing fees is reflected in Intrepid's financial statements as interest expense.

(2) During the first quarter of 2017, Intrepid made an early repayment of principal on its senior notes. The payment totaled $46.8 million, of which $0.8 million related to an additional make-whole payment.

(3) Due to Intrepid's valuation allowance against its deferred tax asset, this calculation assumes a 0% effective tax rate.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income (loss) adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Net Income (Loss)	$1,757	$(13,678)
Interest expense	878	4,421
Income tax expense	—	5
Depreciation, depletion, and accretion	8,932	9,323
Total adjustments	9,810	13,749
Adjusted EBITDA	$11,567	$71

Average Net Realized Sales Price per Ton

Average net realized sales price per ton is calculated as sales, less freight costs, divided by the number of tons sold in the period. Intrepid considers average net realized sales price per ton to be useful because it shows average per-ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, many of the Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze sales and pricing trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended March 31,
	2018			2017
	(in thousands, except per-ton data)
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$27,064	$21,237	$48,301	$27,220	$21,112	$48,332
Freight costs	3,458	6,276	9,734	2,959	5,762	8,721
Subtotal	$23,606	$14,961	$38,567	$24,261	$15,350	$39,611

Divided by:
Tons sold	97	77		101	76
Average net realized sales price per ton	$243	$194		$240	$202

Total Water Activity

Total water activity is calculated as sales adjusted for items shown below. Depending on the source of the water sold, Intrepid records the sale of water as either sales or a by-product credit. Intrepid also receives payments for future water sales from time to time. As the location of water sold can vary each quarter, total water activity may be a useful indicator of overall water demand.

Three Months Ended March 31,
2018
(in thousands)
Sales	$53,195
Less: Non-water sales	(48,346)
By-product credits - water	675
Contract liabilities - water	3,687
Total Adjustments	(43,984)
Total Water Activity	$9,211